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                    September 27, 2021

       Ian McDonald
       Chief Executive Officer and Director
       Bright Minds Biosciences Inc.
       Suite 1500, 1055 West Georgia Street, PO Box 11117
       Vancouver, British Columbia, Canada, V6E 4N7

                                                        Re: Bright Minds
Biosciences Inc.
                                                            Amendment No. 3 to
Registration Statement on Form 20-FR12G
                                                            Filed August 27,
2021
                                                            File No. 000-56296

       Dear Mr. McDonald:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Michael Shannon, Esq.